Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 21, 2015 with respect to the consolidated financial statements of Accountable Health, Inc. included in the Current Report of Hooper Holmes, Inc. on Form 8-K, dated May 21, 2015.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Hooper Holmes, Inc. on Forms S-3 (File No. 333-57769) and on Form S-8 (File Nos. 333-196231, 333-176309, 333-159473, 333-150278, 333-147358, 333-72422 and 333-57771).

/s/ GRANT THORNTON LLP

McLean, Virginia
May 21, 2015